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PRO-DEX, INC.
(Name of Registrant as Specified in its Charter)

AO Partners I, L.P.
AO Partners, LLC
Glenhurst Co.
Nicholas J. Swenson
Farnam Street Partners, L.P.
Farnam Street Capital, Inc.
Raymond E. Cabillot
William J. Farrell III
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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FOR IMMEDIATE RELEASE

Concerned Pro-Dex Shareholders Announce Nomination of Three New Members to the Board of Directors of Pro-Dex, Inc.

Minneapolis, December 20, 2012 -- AO Partners I, LLC, Glenhurst Co., Farnam Street Partners, LP and Nick Swenson (collectively “Concerned Pro-Dex Shareholders”, sometimes referred to as “we”, “us”, “our” and variants of those words), have filed a proxy statement nominating three highly qualified executives to the board of Pro-Dex, Inc. (NASDAQ: PDEX) (the “Company”).  The Concerned Pro-Dex Shareholders, who beneficially own over 705,042 shares, or approximately 21.6% of Pro-Dex’s outstanding common stock, encourage stockholders to vote the WHITE proxy card enclosed with their definitive proxy statement. Below is a letter, which was issued today to shareholders, explaining in detail the failures of Pro-Dex’s current management and board of directors.

AO Partners, I, LLC                                                                Farnam Street Partners, LP                                                                           Nick Swenson

Glenhurst Co.

December 20, 2012

Dear Fellow Pro-Dex shareholders:

We are seeking your support to elect three new directors to the board of directors of Pro-Dex, Inc. (“Pro-Dex” or the “Company”), at the Annual Meeting of Stockholders to be held on January 17, 2013. We, the Concerned Pro-Dex Shareholders, have voting power over 705,042 shares or approximately 21.6% of Pro-Dex’s outstanding common stock, and we are deeply troubled by the following:

I.	THE BOARD HAS PRESIDED OVER A PERIOD OF SIGNIFICANT SHAREHOLDER VALUE DESTRUCTION

II.	THE BOARD HAS FAILED TO URGENTLY MANAGE THE TRANSITION ACCOMPANYING THE LOSS OF THE LARGEST CUSTOMER

III.	THE COMPENSATION OF MANAGEMENT AND THE BOARD WERE BOOSTED WHILE FINANCIAL PERFORMANCE DETERIORATED SIGNIFICANTLY

IV.	THE BOARD DEMONSTRATED QUESTIONABLE JUDGMENT WHEN IT REPLACED THE COMPANY’S CEO WITH AN UNQUALIFIED BOARD MEMBER

OUR GOAL

With over $1.4 million of our capital invested in Pro-Dex, our interest is aligned with ALL shareholders. As shareholders, we cannot sit on the side-lines and watch the value of our investment go down. We want the value of our investment to go up. The only way to turn around the company is to ensure that there are new board members who will protect shareholders and move Pro-Dex in the right direction.

We urge you to vote for our slate by signing and returning the enclosed WHITE proxy card.

Deteriorating Financial and Share Price Performance

The Company’s financial results and stock performance have declined significantly during the current board’s tenure. Over the past five fiscal years (2008 through 2012), sales are down from $25.1 million to $17.3 million, and earnings before taxes are down from $318,000 to -$1.4 million. Deteriorating operating performance has been accompanied by tremendous shareholder value destruction. THE STOCK PRICE IS DOWN FROM $4.41 ON DECEMBER 18, 2007 TO $1.94 ON DECEMBER 18, 2012 OR -56%. Overall, Pro Dex’s share price has severely underperformed the benchmark indices under the current board.

Declining Revenue Growth

Sustained Share Price under-performance
Source: Factset. Data as of 12/19/2012

Failure to manage the transition accompanying loss of the largest customer

As shareholders, our biggest frustration with Pro-Dex, is its board’s inability to lead the company in the right direction. They had plenty of time (over 30 months) to prepare for the loss of their largest customer. In its latest letter to shareholder1 (“Shareholder Letter”), Pro-Dex admits that “The Board first learned of the possible loss of Customer A at its December 4, 2009 meeting.” According to the Shareholder Letter, the new VP of Sales made his presentation on “efforts to replace the potentially lost revenue” to the Board on May 5, 2011 – almost 15 months after the Board first learned about potential loss of the largest customer. Why did it take the management team 15 months to hire a VP of Sales when the company’s largest customer was expected to take its business away from Pro-Dex?

Similarly, the Shareholder Letter notes that at the June 30, 2011 meeting, “the Board also reviewed an operating plan for fiscal year 2012, which included a reduction in operating expenses of $100,000.” Again we question why it took the Board 19 months to ask for a cost reduction plan? More importantly, considering that Customer A accounted for $12.2 million of revenue in FY2011, why didn’t the board question management for coming up with a cost reduction plan for $100,000 only? How did the board expect to offset millions in lost revenue with a meager $100k in cost savings?

With the loss of such a large customer, we would have expected the Company to adjust expense levels throughout the Company in preparation for this significant business transition. However, there seemed to be NO SENSE OF URGENCY to reduce the Company’s cost structure. This was evidenced by a) increasing board and management compensation, b) flat selling, general and administrative expenses (see the table below), and c) a severance policy for executives that does not take into account the poor financial circumstances of the Company (as evidenced by the exiting-CEO’s recent $346,000 severance package).

As is evident in the table below, Sales and Gross Margin fell dramatically in fiscal 2012; yet, Operating Expenses actually increased over the critical final year of production for the largest customer.

The customer transition was ultimately completed in April 2012. As a result, Pro-Dex experienced a precipitous decline in revenue for fiscal 2012 and a simultaneous deterioration of profitability. On September 4, 2012, the Company announced in a press release that it generated a loss from continuing operations before taxes of $1.4 million for fiscal 2012.

We do not believe that the loss of the Company’s largest customer gives the board of directors a pass on its leadership responsibilities. Quite the opposite, it imposes on them a responsibility to take action that moves the Company in a direction which addresses the loss of the customer. WE BELIEVE THAT THE BOARD MUST BE HELD ACCOUNTABLE; THIS BOARD HAS FAILED SHAREHOLDERS. And Pro-Dex’s financial performance has been very poor as a result.

1 Shareholder letter dated Dec. 19, 2012, http://www.sec.gov/Archives/edgar/data/788920/000119312512495502/0001193125-12-495502-index.htm

Misaligned Executive Compensation

While shareholder value continues to decline, the Company’s management and board of directors have not experienced a similar decline in their compensation. From fiscal year 2008 through fiscal year 2012, Pro-Dex had a cumulative loss before taxes of $2.8 million yet management and the board took compensation of over $6.0 million during this same period. As shareholders we question the board’s rationale, in particular, the Compensation Committee, in rewarding management for such failed performance. There is definitely, in our opinion, a disconnect between pay and performance at Pro-Dex and the incumbent Board has failed to look after the best interests of shareholders (Source: Pro-Dex SEC filings).

Interestingly, the Shareholder Letter notes that “Mr. Murphy [former CEO] was awarded bonuses in fiscal years 2010 and 2011 as a result of the Company’s strong EBITDA and cash flow performance.” What Pro-Dex fails to disclose is that the increase in 2010 and 2011 revenue was principally due to Company A building its inventory before it took production in-house. In fact, Pro-Dex’s non-Company A revenue has declined from fiscal 2009 through to the present (see Declining Revenue Growth table above).

Moreover, we question the Board’s judgment in awarding Mr. Murphy “performance bonus” in 2010 and 2011, when as CEO he should have been held accountable for declining EBITDA during 2007-2009 and failing to grow non-Company A revenue during the transition period.

WE THINK MANAGEMENT AND THE BOARD HAVE BEEN GROSSLY OVERPAID FOR A HISTORY OF DISMAL PERFORMANCE AND THAT THE BOARD BEARS FULL RESPONSIBILITY FOR FAILING TO CREATE A CULTURE OF PAY FOR PERFORMANCE.

The Board demonstrated questionable judgment in appointing Mr. Berthelot as CEO

In March of 2012, WITHOUT AN OUTSIDE SEARCH, THE BOARD SELECTED ONE OF ITS OWN MEMBERS, Mr. Berthelot (then serving as Chairman of the Nominating and Governance Committee), for the position of full-time CEO. As a result, Mr. Berthelot was provided with a $300,000 base salary and severance package. In addition, the board granted Mr. Berthelot 200,000 stock options (over 6% of the Company’s outstanding common stock). These options vest without regard to Mr. Berthelot’s performance as CEO. So, these options do not tie to job performance and, in our opinion, do not properly incentivize Mr. Berthelot, at the expense of diluting existing shareholders.

Importantly, the board member and candidate chosen by the board, Mike Berthelot, had no prior executive leadership experience in the medical device industry. We believe prior experience is important because the industry is highly specialized and the company has many FDA regulated products. In our view, at the very least, the Company would have been better served to have conducted an outside search for a new CEO with medical industry experience. Mr. Berthelot does not have medical industry experience.

As shareholders, we are gravely concerned about possible EXAGGERATION OF MR. BERTHELOT’S BACKGROUND by the board. More specifically, as of December 17, 2012, the Pro-Dex, Inc website exaggerated Mr. Berthelot’s background, saying he “retired in 2006 as Chairman of TT, then a $350 million (revenue) NYSE-listed multinational.”  In fact, the company was not NYSE-listed, and its revenues were $64 million in fiscal year 2006. In addition, the board’s Shareholder Letter states that he was CEO for 13 years when in fact he was CEO for about 10 years. (Source: SEC Filings, Pro-Dex website).

Mr. Berthelot’s Leadership of TransTechnology Corp (now named Breeze-Eastern)

Our concerns about Mr. Berthelot have been heightened by research we have recently conducted into his leadership of TransTechnology Corp (“TT”). Mr. Berthelot became CEO & Chairman of TT, with a supporting board majority, in September 1992 after he won a contested Proxy. He remained CEO until January 2003. He led the company into a series 15 acquisitions of operations that increased debt significantly. Then he led TT as it sold those operations in a series of 14 deleveraging divestitures! While stockholders experienced high volatility, the book value of TT during Mr. Berthelot’s tenure as CEO plummeted from $61.2 million on March 31, 1993 to ($25.5) million on December 31, 2002. Earnings before taxes also plummeted from $4.3 million in fiscal 1993 to ($7.4) million in fiscal 2003. TT’s stock price was $9.25 the day Mr. Berthelot became CEO in September 1992, and it was $9.90 the day his departure was announced in January 2003---the stock price was as low as $5.30 during his final quarter as CEO. THE SHARE PRICE INCREASED 65-cents OVER THE 10-YEARS MR. BERTHELOT WAS CEO. YET MR. BERTHELOT RECEIVED A $1.5 MILLION SEVERANCE PACKAGE AT HIS DEPARTURE.

Defaming our Nominee

Pro-Dex’s board’s characterizations of our Nominee Nick Swenson and his prior firm Whitebox Advisors are nothing less than ENTIRELY FALSE, DEFAMATORY AND HIGHLY MISLEADING. Mr. Swenson is intent on leading a process to change the Pro-Dex board. This makes him a target of the incumbent boards' anger, and opens him up to their attempts to sully his reputation publicly.

On October 31, 2006 Whitebox purchased approximately 50% of Sun Country Airlines (in operation from 1982 to the present) and Mr. Swenson began serving on the board of the airline. When Whitebox sold its equity interest to Petters Aviation in November 16, 2007, Mr. Swenson resigned from the board. Since Whitebox remained a passive creditor to Sun Country, it was a large guaranteed creditor to Sun Country in the airlines’ October 2008 bankruptcy. Whitebox initiated a lawsuit against other unsecured creditors to enforce its claims and those creditors sued back. A negotiation ensued. As is normal in a bankruptcy estate settlement process, each side positioned themselves according to established guarantees, claims and counter-claims. The litigation and negotiation was ultimately about how the bankruptcy estate was to be divided. In the final deal, Whitebox’s initial claims to 54% of the estate were settled at 49% of the estate.

The board’s Fight Letter defames our Nominee by saying that “the litigation resulted from Mr. Swenson’s Board service”. This is FALSE.  Mr. Swenson’s behavior or action while serving on the Sun Country board was not the issue at hand or the issue of the litigation. No claims were ever made that Mr. Swenson acted incorrectly as a board member of Sun Country. He exercised his duty of care and loyalty to Sun Country, involving himself in the oversight of the operations and governance of the airline during a stressful time in the industry.

THE INCUMBENT BOARD’S LETTER TO SHAREHOLDERS ATTEMPTS TO MALIGN MR. SWENSON’S CHARACTER. IT MISLEADS SHAREHOLDERS JUST WHEN THEY ARE BEING ASKED TO FAIRLY JUDGE MR. SWENSON AS A NOMINEE TO THE PRO-DEX BOARD. We fear that this is may be a deliberate attempt by the incumbents to obscure the reality that the board has overseen the destruction of shareholder value.

Why a new board majority is needed NOW

We believe the Company’s financial decline puts Pro-Dex at a critical juncture in its history. More importantly, as shareholders, we are highly skeptical of the board’s ability to oversee Mr. Berthelot, who claims to have (in the seven months since April 2012), “led a transformation of the Company from one focused on contract manufacturing of component parts to a product-based strategy that is designed to provide the Company with a strong brand, higher margins, and control over the intellectual property of its products” (board Letter to Shareholders). We don’t know what that means exactly but it sounds grandiose.

In reality, the strategy outlined in the Letter to Shareholders sounds like the same strategy that the prior CEO outlined (with more honesty about risk) in numerous filings, including that for the period ended December 31, 2011: “Actual results may differ from those anticipated as a result of various factors including….our ability to continue to develop new products and increase sales in markets characterized by rapid technological evolution, consolidation within our target marketplace and among our competitors, and competition from larger, better capitalized competitors.” On his very first conference call (May 4, 2012) Mr. Berthelot said, “we will increase our focus on quality and innovation.” This implies product or process development innovation was already part of Pro-Dex’s DNA. We do not find evidence that the prior CEO or management ever thought of the Company as a simple contract manufacturer. It has always had balance, with real focus on IP and product development in partnership with its customers. Perhaps the board resisted Mr. Berthelot’s supposed “cry in the wilderness” to his fellow board members, since 2009, to follow his “transformational” strategy because they saw it as unbalanced and risky (board Letter to Shareholders). Or was it simply nothing new from Mr. Berthelot?

MR. BERTHELOT’S 10-YEAR TRACK RECORD AS CEO OF TRANSTECHNOLOGY CORP DOES NOT GIVE US CONFIDENCE IN HIS ABILITY TO LEAD A “TRANSFORMATION” THAT IS FRIENDLY TO SHAREHOLDERS.  For example, we find this information to be unbalanced: “During the first four months of holding his position, Mr. Berthelot’s efforts to promote sales and marketing efforts, especially with regard to longer term contracts with key customers have resulted in the Company booking nearly $7.5 million in orders during that period.” Is he taking credit for $7.5 million in sales after 4 months on the job? Did sales skills win the business or the old-fashioned economics of lower margins? Moreover, in response to our pointing out that MR. BERTHELOT HAS NO MEDICAL DEVICE COMPANY EXPERIENCE, the board’s Letter to Shareholders writes, “Similar to the medical device industry, aerospace products are used in life and death situations”. We believe this statement insults the intelligence of shareholders.

GIVEN MR. BERTHELOT’S TRACK RECORD, AND THE BOARD’S FAILURE IN LEADING THE COMPANY, WE BELIEVE THE CURRENT BOARD SHOULD NOT BE ENTRUSTED WITH MANAGING THE PROPOSED “TRANSFORMATIONAL STRATEGY”. Any “transformation”, in our opinion, could require significant R&D expenditure and may be accompanied by long product development and sales cycles. The current Board however, has a dismal track record of managing R&D related investment. Since FY2007, Pro-Dex has spent approx. $12 million on R&D while its revenue has declined by $4.3 million. Consequently, we question the board’s ability to manage such a transformation.

Source: Thomson Reuters. 10-k filing. Data as of 12/11/2012

As outlined above, UNDER CURRENT LEADERSHIP SHAREHOLDER VALUE IS RAPIDLY ERODING AND THE OPERATING PERFORMANCE OF PRO-DEX IS SUFFERING. We believe that the financial results of Pro-Dex and decisions made by the board support our view that the Pro-Dex board is failing shareholders and as such, should be replaced by directors who would protect the interest of ALL shareholders.

Our board nominees fill important gaps that are missing on the incumbent board. Most importantly, WE ARE SHAREHOLDERS OURSELVES AND HAVE OUR OWN CAPITAL AT RISK!  WE WILL LOOK OUT FOR SHAREHOLDERS! Additionally, Mr. Swenson and Mr. Cabillot have significant experience making tough calls that involve the wise deployment of capital resources. Nominee Farrell has over 12 years’ experience working for the premier brand in the medical device industry—Medtronic. He is unique because he is a medical device engineer who has both worked in production and has lead very large product development teams. (see further bio details below)

INDEPENDENCE AND QUALIFICATIONS OF OUR NOMINEES

Nick Swenson:
Mr. Swenson formed AO Partners I, L.P. in 2011 with the intention of investing his and his partners’ funds in small-cap companies such as Pro-Dex. Since March, 2009, Mr. Swenson has been the Chief Executive Officer and a Portfolio Manager of Groveland Capital, LLC.  Mr. Swenson serves as a director of several private companies as well as Air T, Inc. (AIRT), a NASDAQ listed company. Mr. Swenson has a B.A. degree in History from Middlebury College (1991) and an M.B.A. from the University of Chicago (1996).

Ray Cabillot:
Mr. Cabillot has, from January 1998 until the present, served as Chief Executive Officer and a director of Farnam Street Capital, Inc. the General Partner of Farnam Street Partners L.P., a private investment partnership located in Minneapolis, MN.  Mr. Cabillot serves as a director of several private companies. He was a director of O.I. Corporation, a NASDAQ listed company (OICO), from 2006 to 2010. He served as Chairman of the Board of O.I. Corporation from 2007 through 2010 and during 2010 served as Co-Chairman of the Board of O.I. Corporation.  Mr. Cabillot has a B.A. degree with a double major in Economics and Chemistry from Saint Olaf College and an M.B.A. from the University of Minnesota.

Bill Farrell:
Mr. Farrell has, from January 2011 until the present, served as CEO of Viszy Inc., a start-up developing software and services targeting the consumer market. Mr. Farrell is also CEO of Bōbiam, LLC, a company that turns youth art into apparel and other products, which it merchandises through its retail store and wholesale channels. From April 1998 to January 2011, Mr. Farrell held various senior management roles at Medtronic, Inc. His engineering career began with 8 years in production support, process development and operations. He then worked 10 years in product development for Medtronic during which time he lead 100+ portfolio, program, product and process development managers and engineers. At the end of his tenure, he was Senior Director of Product Development and led corporate-wide initiatives to improve design, reliability and manufacturability practices. Mr. Farrell has a B.S. degree in Mechanical Engineering from the University of Minnesota (1996).

Each of these individuals possesses the appropriate skills and experience to provide necessary management oversight.  Specifically, each has gained familiarity with financial statements and developed a deep understanding of the demands of operating a business and addressing the issues that confront businesses, which will make them a valuable resource to the Board of Directors.  Each also possesses the skills to provide in-depth financial analysis of the Company’s business operations.

If elected, our nominees will seek to understand the company deeply. OUR SINGULAR FOCUS WILL BE ON RUNNING THE COMPANY FOR THE BENEFIT OF SHAREHOLDERS. We expect our work to start in these areas:

Enhance profitability by cutting bloated executive suite expenses
- Reducing excess corporate overhead through a rigorous review and elimination of expenses that are not directly related to production, engineering and sales/marketing. We do not believe that a company that generates $2.4mm of gross margin per year can afford to pay its CEO and CFO $600,000 per year or 25% of Gross Margin.
-Reducing the costs of being public. We believe that Pro-Dex can remain a public company but reduce its costs of doing so very significantly. We estimate that Pro-Dex spends $250,000 per year on being-public related costs (excluding audit). We have benchmarked similar companies. Our Nominees Mr. Cabillot has direct experience as Chairman a small public company and has done it. We believe we can cut those costs to $50,000. This $200,000 savings will amount to approximately 20% of Gross Margin for FY 2013.
-We believe that corporate governance practices at Pro-Dex make it very difficult for them to cut the bloat.

Expand into new markets for its products and services
-Intense focus on getting sales!
-Work with engineers to get the balance right between production and product development. Our Nominee Bill Farrell has been in the trenches and knows how to hit the right balance.
-Re-enter the dental market. The dental market was the basis on which the company grew, we need to re-enter that market. Our Nominee Nick Swenson has extensive contacts in this market.

Cultural shift to intensive shareholder value creation
-Pro-Dex needs to be realistic about its capabilities and spend company resources wisely. We are incensed when we see the board hiring expensive consultants and benchmarking their pay against much larger companies. This will not happen on our watch.
-Our Nominees are active executives in the prime of their careers and own significant amounts of stock. They have the incentive and energy to bring to Pro-Dex board service.
-We have pledged to reduce our board fees to $200 per meeting or $2,000 maximum annually. We very much dislike issuing stock options. Reducing board expenses by 90%+ will likely drop up to 4-5% of Gross Margin to the bottom line.
-We will work in every way to eliminate grandiose thinking and the shareholder-unfriendly attitude that we see in the current board. Mr. Berthelot was elected CEO by the board and given options for 6% of the company.  No outside CEO search was conducted. His stock options are not tied to performance. Nonsense like this has to STOP.
-We will ensure that the corporate structure is flat and cost-effective. Pro-Dex must be realistic about corporate goals and capabilities.

WE WILL WATCH OVER EVERY DOLLAR THE COMPANY SPENDS BECAUSE WE ARE SHAREHOLDERS!

Please take advantage of this opportunity to make a change. VOTE TO CHANGE PRO-DEX FOR THE BETTER. VOTE FOR OUR DIRECTOR NOMINEES ON THE WHITE PROXY CARD.

Time is short.  No matter how many or how few shares you own, it is important that you return the WHITE proxy card and vote in favor of electing us to represent you in the boardroom.  You should wait to receive the definitive proxy materials and the WHITE proxy card that will be mailed to you.  You SHOULD NOT RETURN THE BLUE PROXY CARD or any other proxy card furnished to you on behalf of Pro-Dex.

If you have already returned a proxy card, you have every right to change your vote by signing and returning a later-dated WHITE proxy card once it is provided to you.

Please rest assured that all communication with us and Alliance Advisors will not be shared with any party and will be held in strict confidentiality.

This proxy statement and the accompanying form of WHITE proxy card are available at http://www.viewproxy.com/aopartners. If you have any questions, require any assistance, or would like to request copies of these documents, please contact Alliance Advisors LLC, proxy solicitors for the AO Partners Group, at the following address and telephone number:

Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Shareholders Call Toll Free: 1-877-777-5216
Banks and Brokers Call Collect: 973-873-7700

Please also feel free to call or email the AO Partners Group at the following:

Nick Swenson
AO Partners I, LP
3033 Excelsior Blvd.
Suite 560
Minneapolis, MN 55416
Office phone: 612-843-4301
inquiries@aopartners.net
Our website is: www.grovelandcapital.com

WE URGE YOU TO VOTE TO CHANGE PRO-DEX FOR THE BETTER AND TO PROTECT YOUR INVESTMENT. VOTE FOR OUR DIRECTOR NOMINEES ON THE WHITE PROXY CARD.